Exhibit 3.1

WORTHY BOND

$10.00	Dated: ________, 201_

FOR VALUE RECEIVED, the undersigned, Worthy Peer Capital, Inc., a Delaware corporation, (the “Maker”), PROMISES TO PAY to the order of ____________ (together with its successors and assigns, the “Payee”) the principal sum of ten dollars ($10.00), together with interest at the rate specified below.

1.

Principal and Term. The term of this Worthy Bond (“Bond”) shall be three (3) years from the date first written above. The Outstanding Principal Balance (as defined herein) shall be due and payable in full on ____________ ___, 201_ (the “Maturity Date”). The term “Outstanding Principal Balance” means, as of any date of determination, the principal amount of this Bond that remains unpaid.

2.

Interest.

(a)

Calculation. Interest shall accrue on the Outstanding Principal Balance at the fixed interest rate of 5% per annum from the date that the purchase funds have cleared. Interest shall compound annually and shall be computed on the basis of a year consisting of 360 days, with payments each month consisting of the same amount regardless of actual number of days in such month. Partial month calculations shall be done as nearly to pro rata as possible of that portion of the month remaining. Such calculations shall be made in the Maker’s sole discretion.

(b)

Payments. Interest payments shall be made to the Payee on a monthly basis by no later than the tenth day of the month following the month of accrual. Payments may be made by check, wire transfer or by credit to the Payee’s account on the Maker’s website.

(c)

Prepayment. Prior to the Maturity Date, the Bond shall be callable, redeemable, and prepayable at any time by the Maker at par value plus any accrued but unpaid interest up to but not including the date of prepayment.

3.

Full Recourse. Notwithstanding anything to the contrary contained herein, the principal of and accrued interest on this Bond shall be payable by the Maker and the Payee shall have recourse to any other assets of the Maker in order to secure repayment.

4.

Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): (i) the Maker shall fail to pay as and when due in accordance with the terms hereof any principal of or interest on this Bond, and such failure shall continue for five business days after the Maker has received notice thereof from the Payee; or (ii) the Maker shall file a petition for relief or commence a proceeding under any bankruptcy, insolvency, reorganization or similar law (or its governing board shall authorize any such filing or the commencement of any such proceeding), have any liquidator, administrator, trustee or custodian appointed with respect to it or any substantial portion of its business or assets, make a general assignment for the benefit of creditors or generally admit its inability to pay its debts as they come due; then in any such event the Payee may, by notice to the Maker, declare the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Bond and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Notwithstanding the foregoing, if any event described in clause (ii) above shall occur, the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

5.

Binding Effect; Assignment. This Bond shall be binding upon the Maker and its successors and inure to the benefit of the Payee and its successors and assigns. The obligations of the Maker under this Bond may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void.

6.

Miscellaneous.

(a)

Both principal and interest are payable in lawful money of the United States of America to the Payee at such place as the Payee may from time to time designate. If any payment due hereunder falls on a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required to close under applicable law, such payment shall be payable on the next succeeding business day, with interest accruing thereon until the date of payment thereof.

(b)

If Maker shall fail to pay any amount payable hereunder on the due date therefor, Maker shall pay all costs of collection, including, but not limited to, attorney’s fees and expenses, incurred by Payee on account of such collection.

(c)

The Maker and any other person at any time liable for the payment hereof, severally waive presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment). The Maker shall pay the Payee all sums which are payable pursuant to the terms of this Bond without setoff, recoupment or deduction of any kind or for any reason whatsoever.

(d)

No delay on the part of the Payee in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Payee be estopped from enforcing the same or any other provision at any later time or in any other instance. No waiver of any of the terms or provisions of this Bond shall be effective unless in writing, duly signed by the party to be charged. This Bond shall not be modified except by a writing signed by both the Maker and the Payee.

(e)

This Bond shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Maker has caused this Bond to be duly executed as of the date first above written.

Worthy Peer Capital, Inc.

By:
Name:
Title:

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